Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

ASSURANT, INC.

(as amended on May 15, 2009)

The present name of the corporation is Assurant, Inc. The corporation was incorporated under the name “Assurant, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 10, 2003. This Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Assurant, Inc.

SECOND: The registered office and registered agent of the corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: (1) The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000,550,002, consisting of (a) 200,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), (b) 800,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), (c) 150,001 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”) and (d) 400,001 shares of Class C Common Stock, par value $0.01 per share (“Class C Common Stock”).

(2) The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, the designation of each series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and fix the voting power, full or limited or no voting power, the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(3) (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock, the Class B Common Stock or the Class C Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series or classes, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, the Class B Common Stock or the Class C Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate of Incorporation (including any certificate of designations relating to such series or class of stock).

(c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the Class B Common Stock or the Class C Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(d) Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the Class B Common Stock or the Class C Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the corporation upon such dissolution, liquidation or winding up of the corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in Proportion to the number of shares held by them.

(4) The Class B Common Stock and the Class C Common Stock shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth on Schedule 1 hereto and Schedule 2 hereto, respectively, which are hereby incorporated herein by reference. Upon conversion of all shares of Class B Common Stock and all shares of Class C Common Stock into Common Stock, all such shares of Class B Common Stock and Class C Common Stock shall be retired and become authorized but unissued shares of Class B Common Stock and Class C Common Stock, as applicable, but such shares may not be reissued.

FIFTH: Except as otherwise provided in the By-Laws, the Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors.

SIXTH: Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law. Any repeal or modification of this Article SIXTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

SEVENTH: (1) The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors with the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors~~, which, subject to any rights of holders of any series of Preferred Stock, the Class B Common Stock or the Class C Common Stock to elect directors, for so long as the Fortis Group owns at least 50% of the outstanding Common Stock of the Corporation, shall consist of not more than 14 directors and for so long as the Fortis Group owns at least 10% of the outstanding Common Stock of the Corporation but less than 50%, shall consist of not more than 12 directors,~~.

The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected for a term expiring at the first succeeding annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation. Commencing at the first annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the second paragraph of Article II, Section 2 of the By-Laws as in effect on the date of effectiveness of this Restated Certificate of Incorporation until such provision terminates in accordance with its terms, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

(2) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the corporation, the Class B Common Stock or the Class C Common Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, terra of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Seventh unless expressly provided by such terms.

(3) Subject to Article II, Section 10 of the By-Laws as in effect on the date of effectiveness of this Restated Certificate of Incorporation until Article II, Section 10 terminates in accordance with its terms, any director may be removed with cause, by holders of at least two-thirds of the outstanding voting power then entitled to vote at an election of directors. No director may be removed without cause.

EIGHTH: Any action required or permitted to be taken by the holders of the Common Stock of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding this Article EIGHTH, the holders of any series of Preferred Stock of the corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, the Class B Common Stock or the Class C Common Stock, special meetings of stockholders of the corporation may be called only by the Chief Executive Officer of the corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors.

NINTH: Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of all the outstanding voting power of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required (i) to alter, amend or repeal Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or this Article NINTH of this Restated Certificate of Incorporation or to adopt any provision inconsistent therewith~~, (ii) to approve any merger or consolidation with or into any other Person (as hereinafter defined); (iii) to approve the sale, lease, exchange, transfer (by liquidation or otherwise) or other disposition of all or substantially all of the corporation’s properties and assets of the corporation’s and its Subsidiaries (as hereinafter defined), taken as a whole to any Person (as hereinafter defined) or Persons, whether in a single transaction or a series of related transactions or (iv~~ or (ii) for the stockholders to alter, amend or repeal Section 2 and Section 11 of Article I of the By-Laws, Sections 1, 6 and 7 of Article II of the By-Laws, Article X of the By-Laws or the proviso to Article IX of the By-Laws or to adopt any provision inconsistent with any of such Sections or with such proviso of the By-Laws.

~~TENTH: For purposes of Articles SEVENTH and NINTH the following terms shall have the following meanings:~~

~~(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person other than an officer or director of such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.~~

~~(b) “Fortis Group” means Fortis SA/NV a public company established as a societe anonyme/naamloze vennootschap under the laws of Belgium and Fortis N.V., a public company established as a naamloze vennootschap under the laws of the Netherlands, and its Affiliates.~~

~~(c) “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof. The term “Persons” shall exclude Affiliates of the corporation. The term “Person” and “Persons” shall include any person or group of persons within the meaning of the Securities Exchange Act of 1934, as amended.~~

~~(d) “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.~~

IN WITNESS WHEREOF, Assurant, Inc. has caused this certificate to be signed by Katherine Greenzang, its Senior Vice President, General Counsel and Secretary, this 4th day of February, 2004.

ASSURANT, INC

By:	/s/ Katherine Greenzang
Name: Katherine Greenzang
Title: Senior Vice President, General
Counsel and Secretary